Exhibit 99.1
NEWS RELEASE

For further information, contact:	Matt Quantz, Manager — Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY UPDATES FIRST QUARTER PRODUCTION GUIDANCE AND UPDATES OPERATING ACTIVITIES
LAFAYETTE, LA — April 26, 2010 — PetroQuest Energy, Inc. (NYSE: PQ) announced today that it is updating its first quarter 2010 production guidance to approximately 86 Mmcfe per day from its previously issued guidance of 83 — 88 Mmcfe per day. The revised guidance represents an approximate 5% increase from the Company’s production rate during the fourth quarter of 2009.
Operations Update
The Company has reached total depth on three horizontal Woodford wells utilizing the same pad. The Company expects to commence completion activities on the first of the three wells, a 6,562 foot lateral, in approximately one week, with first production expected in approximately two weeks. Production from the second and third wells, 5,256 foot and 5,391 foot laterals, respectively, is expected to commence in approximately four weeks. In addition, the Company has reached total depth on another horizontal Woodford well, a 4,305 foot lateral. The Company’s working interest in these four wells range between 47% and 85%.
Since reinitiating its Woodford drilling program in late 2009, the Company has drilled six gross operated wells. The average cost per lateral foot for the drilling phase for these six wells is down approximately 61% as compared to the average drilling cost per lateral foot for the 20 gross wells drilled during 2008. In addition, the Company’s daily net production from its Oklahoma assets has increased approximately 17% since the restart of its development program in the fourth quarter of 2009. The Company expects the next series of well completions to continue the trend of growing production in the Woodford Shale, and expects additional completions throughout the year. Additionally, since the beginning of 2010, the Company has acquired approximately 2,600 net acres in the Woodford Shale. The Company continues to evaluate acreage acquisitions in and around its core position.
During the first quarter, the Company finished recompletion operations at its Ship Shoal 225 field. The well is currently flowing at approximately 1,000 bbls of oil per day and 900 mcf of gas per day. The Company has an approximate 23% net revenue interest in the well.
The Company’s Lynlakes prospect, located within its Turtle Bayou field where the Company has drilled four successful wells, which have produced in excess of 19 Bcfe, net, since 1998, is currently drilling. The Company expects results during May and has a 52% working interest in the prospect.
Since 2004, the Company has produced approximately 20 Bcfe, net, from two wells at its Main Pass 74 field. The Sugarloaf prospect, the Company’s third well at its Main Pass 74 field, where production currently totals approximately 23 Mmcfe per day, gross (11 Mmcfe net), was logged and determined to be commercially non-productive. In addition, the Company’s non-operated prospect, Pacific Dunes, was logged and determined to be commercially non-productive. The Company has an approximate working interest in the wells of 30% (19% cost interest) and 17%, respectively.

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the decline in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, the impact of governmental regulation and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.
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